Exhibit 99.1

Summary Compensation Table

The following table sets forth certain information concerning compensation we paid or accrued for the last two fiscal years with respect to each of our “Named Executive Officers”—our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer:

Name and Principal Position	Year (1)	Salary	Bonus (2)	Stock Awards (3)	Option Awards	Non-Equity Incentive Plan Compensation (2)	Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Jack Springer	2014	$339,423	$—	$1,263,289	$—	$—	$—	$2,600	$1,605,312
Chief Executive Officer	2013	328,077	118,342	—	—	212,500	—	2,600	661,519

Wayne Wilson	2014	$206,157	$50,000	$836,519	$—	$—	$—	$19,600	$1,112,276
Chief Financial Officer	2013	190,481	73,861	—	—	87,500	—	19,600	371,442

Ritchie Anderson	2014	$167,571	$—	$836,519	$—	$—	$—	$19,600	$1,023,690
Chief Operating Officer	2013	155,308	65,176	—	—	60,000	—	19,600	300,084

(1)	Reflects fiscal years ended June 30.
(2)	Amounts reported for Mr. Wilson for our 2014 fiscal year reflect a discretionary $50,000 bonus that was awarded in connection with his work related to the IPO. The annual bonus and non-equity incentive plan compensation amounts earned by Messrs. Springer, Wilson, and Anderson for our 2014 fiscal year are not calculable as of the date of this prospectus, and we expect that such amounts will be determined in the first quarter of our 2015 fiscal year. Once determined, the amount of each executive’s annual bonus and non-equity incentive plan compensation amounts will be disclosed by us in a filing under Item 5.02(f) of Form 8-K or in another appropriate public filing.
(3)	Reflects the grant date fair value of profits interest awards of the LLC granted prior to our IPO, computed in accordance with FASB ASC Topic 718. For more information, see “—Outstanding Equity Awards at Fiscal Year-End.” These amounts have been determined based on the assumptions described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Equity-Based Compensation.”
(4)	For Messrs. Springer, Wilson, Anderson and Gasper, includes $2,600 for use of a company boat and, for Messrs. Wilson and Anderson, also includes $17,000 for an automobile and fuel allowance.

Employment Agreements

Mr. Springer

In connection with our IPO, we entered into a new employment agreement with Mr. Springer. Pursuant to the agreement, Mr. Springer is entitled to receive $385,000 in annual base salary and is eligible for a cash incentive bonus of up to 75% of his annual base salary based upon the achievement of performance criteria established by the compensation committee of our board of directors in its sole discretion. Mr. Springer is also eligible to participate in all employee benefit plans and vacation programs and is provided with the use of a company-owned boat and, at our election, either an automobile allowance or use of a company-owned automobile. For information relating to potential payments upon termination of Mr. Springer’s employment, see “—Potential Payments upon Termination or Change in Control.” Mr. Springer’s employment agreement includes non-competition, non-solicitation and confidentiality provisions.

Mr. Wilson

In connection with our IPO, we entered into a new employment agreement with Mr. Wilson. Pursuant to the agreement, Mr. Wilson is entitled to receive $245,000 in annual base salary and is eligible for a cash incentive bonus of up to 50% of his annual base salary based upon meeting performance criteria established by the compensation committee of our board of directors in its sole discretion. Mr. Wilson is also eligible to participate in all employee benefit plans and vacation programs and is provided with the use of a company-owned boat and, at our election, either an automobile allowance or use of a company-owned automobile. For information relating to potential payments upon termination of Mr. Wilson’s employment, see “—Potential Payments upon Termination or Change in Control.” Mr. Wilson’s employment agreement includes non-competition, non-solicitation and confidentiality provisions.

Mr. Anderson

In connection with our IPO, we entered into a new employment agreement with Mr. Anderson. Pursuant to the agreement, Mr. Anderson is entitled to receive $200,000 in annual base salary and is eligible for a cash incentive bonus of up to 40% of his annual base salary based upon meeting performance criteria established by the compensation committee of our board of directors in its sole discretion. Mr. Anderson is also eligible to participate in all employee benefit plans and vacation programs and is provided with the use of a company-owned boat and, at our election, either an automobile allowance or use of a company-owned automobile. For information relating to potential payments upon termination of Mr. Anderson’s employment, see “—Potential Payments upon Termination or Change in Control.” Mr. Anderson’s employment agreement includes non-competition, non-solicitation and confidentiality provisions.

Description of Bonus Amounts

For the fiscal year ended June 30, 2014, 75% of the amount of the annual cash incentive bonuses for each of Messrs. Springer, Wilson and Anderson is based on our achievement of adjusted EBITDA thresholds established by our board of directors and 25% of the amount of such cash incentive bonuses is based on the executive’s achievement of personal goals set by our board of directors. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—GAAP Reconciliation of Non-GAAP Financial Measures” for a reconciliation of adjusted EBITDA to net (loss) income as reported under GAAP. Each executive is also eligible to earn additional discretionary cash incentive bonuses for our 2014 fiscal year. For example, Mr. Wilson was awarded a discretionary $50,000 bonus in connection with the successful completion of the IPO.

The annual bonus and non-equity incentive plan compensation amounts earned by Messrs. Springer, Wilson, and Anderson for our 2014 fiscal year are not calculable as of the date of this prospectus, and we expect that such amounts will be determined in the first quarter of our 2015 fiscal year.

Description of Equity Awards

On November 1, 2013, the LLC granted profits interests awards to each of Messrs. Springer, Wilson and Anderson. As a result of the IPO, these profits interest awards are scheduled to vest in substantially equal annual installments on each of September 30, 2014, September 30, 2015 and September 30, 2016. However, pursuant to the terms of a letter agreement we entered into with Mr. Anderson as of May 1, 2014, a portion of his profits interests originally scheduled to vest on September 30, 2014 became vested as of July 1, 2014.

In connection with the Recapitalization, each of these profits interest awards was converted into an economically equivalent number of LLC Units based upon the liquidation value of the LLC, assuming that it was liquidated at the time of the IPO with a value implied by the initial public offering price of the shares of Class A Common Stock sold in the IPO. Each LLC Unit may be exchanged for shares of our Class A Common Stock on a one-for-one basis subject to the terms of the exchange agreement.

Potential Payments upon Termination or Change in Control

Under the employment agreements with each of Messrs. Springer, Wilson and Anderson, in the event our board of directors terminates the executive’s employment without “cause” or the executive resigns for “good reason,” the executive will be entitled to receive, subject to certain limitations including the executive’s execution of a release, the executive’s annual base salary through the end of the applicable severance period. The “severance period” specified in each employment agreement is a period of 12 months following the effective date of the release.

“Cause” is generally defined in the employment agreements to mean any of the following occurring during the executive’s employment:

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commission of a knowing, intentional or reckless act or omission constituting theft, forgery, fraud, material dishonesty, misappropriation, breach of fiduciary duty or duty of loyalty, or embezzlement against us;

•	conviction or plea of nolo contendre to any felony or to any other crime involving moral turpitude;

•	knowingly or intentionally causing our financial statements to fail to materially comply with generally accepted accounting principles;

•	unlawful use or possession of any illegal drug or narcotic while on our premises or while performing the executive’s duties;

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willful refusal to comply with lawful requests made of the executive by our board of directors, which, if curable, is not cured within five days after the executive receives written notice from the board of directors of such willful refusal;

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gross negligence in the performance of the executive’s duties, which, if curable, is not fully cured within 30 days after the executive receives written notice from the board of directors of such gross negligence;

•	material violation of our policies, which, if curable, is not fully cured within 30 days after the executive receives written notice from the board of directors of such material violation; or

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a material breach of the employment agreement or another agreement with us, which, if curable, is not fully cured within 30 days after the executive receives written notice from the board of directors of such breach.

“Good reason” is defined in the employment agreements to mean the executive’s resignation from employment after the occurrence of any of the following:

•	a material diminution in the executive’s authority, duties or responsibilities;

•	a material reduction in the executive’s aggregate compensation unless such reduction is concurrently made to all of our senior management; or

•	a material breach of any other material term of the executive’s employment agreement.

In each case, “good reason” will not exist unless the executive provides written notice of the condition claimed to constitute good reason within 30 days of the condition’s initial existence, our board of directors fails to cure the condition within 30 days following receipt of such written notice and, within ten days thereafter, the executive terminates the executive’s employment as a result of such condition.

A “change in control” is deemed to occur under the employment agreements if:

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any person or group of persons is or becomes a beneficial owner of securities of Malibu Boats, Inc. representing more than 50% of the combined voting power of Malibu Boats, Inc.’s outstanding voting securities, excluding any person or group of persons who was, directly or indirectly a beneficial owner of more than 50% of the combined voting power of Malibu Boats, Inc.’s then outstanding voting securities at the time of our initial public offering;

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the individuals who, on the effective date of the employment agreement or our initial public offering, constitute the board of directors, and any new director (other than a director who initially assumes office in connection with an actual or threatened election contest) whose election was approved or recommended by a vote of at least two-thirds (2/3) of the directors then in office ,cease for any reason to constitute a majority of the number of our directors;

•

a merger or consolidation of Malibu Boats, Inc. occurs where either (1) the beneficial owners of voting securities of Malibu Boats, Inc. immediately prior to the transaction do not, immediately thereafter, own more than 50% of the combined voting power of the surviving entity or (2) the directors immediately prior to the transaction do not immediately thereafter constitute a majority of the board of directors of the surviving entity;

•	our stockholders approve a plan of liquidation or dissolution of Malibu Boats, Inc.; or

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an agreement or series of agreements is consummated for the sale of all or substantially all of our assets other than to an entity of which at least 50% of the combined voting securities are owned by our stockholders in substantially the same proportions as their ownership of Malibu Boats, Inc. immediately prior to such sale.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information concerning outstanding unvested LLC Units held by each of our Named Executive Officers as of June 30, 2014. None of our Named Executive Officers held any outstanding equity awards with respect to the shares of Malibu Boats, Inc. as of June 30, 2014.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Jack Springer (2)	152,363	$3,062,496
Wayne Wilson (3)	102,385	2,057,939
Ritchie Anderson (4)	144,142	2,897,254

(1)	The market value of the LLC Units was calculated based on the $20.10 closing price of a share of Class A Common Stock as of June 30, 2014.
(2)	Mr. Springer’s unvested LLC Units are scheduled to vest in substantially equal annual installments on each of September 30, 2014, September 30, 2015 and September 30, 2016.
(3)	Mr. Wilson’s unvested LLC Units are scheduled to vest in substantially equal annual installments on each of September 30, 2014, September 30, 2015 and September 30, 2016.
(4)	41,179 of Mr. Anderson’s unvested LLC Units vested on July 1, 2014. 13,829 of Mr. Anderson’s unvested LLC Units are scheduled to vest on September 30, 2014. 20,878 of Mr. Anderson’s unvested LLC Units are scheduled to vest on July 1, 2015. The remaining 68,256 of Mr. Anderson’s unvested LLC Units are scheduled to vest in substantially equal annual installments on each of September 30, 2015 and September 30, 2016.